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                     AMENDMENT NO. 6 DATED JANUARY 28, 2013
           TO THE FUND PARTICIPATION AGREEMENT EFFECTIVE JULY 1, 2000
                (AS AMENDED FROM TIME TO TIME, THE "AGREEMENT")
                                    BETWEEN
                        HARTFORD LIFE INSURANCE COMPANY
                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                      AMERICAN FUNDS INSURANCE SERIES AND
                    CAPITAL RESEARCH AND MANAGEMENT COMPANY

All defined terms in the Agreement are applicable to this Amendment.

WHEREAS, Hartford, CRMC and American Funds Insurance Series, entered into the Agreement, whereby the Series offers the "Funds" to the Account(s) for variable life insurance policies made available by the Hartford;

WHEREAS, Hartford and CRMC are members of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's Networking System ("Networking") through a registered clearing agency;

WHEREAS, Networking permits the transmission of shareholder data between Hartford and the Series or CRMC pursuant to certain processes established by the NSCC's Defined Contribution Clearing & Settlement ("DCC&S") FundSERV system and pursuant to certain Networking levels ("Networking Matrix Level") established by the NSCC;

WHEREAS, American Funds Service Company ("Transfer Agent"), an affiliate of CRMC, serves as transfer agent, dividend-disbursing agent and shareholder servicing agent, acting under the control of CRMC, and American Funds Distributors, Inc. ("AFD") serves as distributor, for the Funds; and

WHEREAS, Hartford and CRMC desire to facilitate the purchase and sale of shares of the Funds by the Accounts via the NSCC as described herein.

NOW, THEREFORE, the parties hereto agree that effective January 28, 2013, the Agreement is amended as follows:

1. Schedule A shall be deleted in its entirety and replaced with the attached Schedule A.

2.   Section 4 shall be deleted in its entirety and replaced with the following;

       4. The Series agrees to make Class 1 and Class 2 shares of all of its Funds available to the Contract. To the extent Hartford uses Class 2 shares, it will be entitled to a Rule 12b-1 service fee paid by the Series and to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 shares of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in subaccounts corresponding to the Class 2 shares of each Fund (each, a "Subaccount") for as long as the Series' Plan of Distribution pursuant to Rule 12b-l under the 1940 Act (the "12b-l plan") remains in effect.

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For purposes of this section 4, HL and HL&A each shall be a designee of the
Series for receipt of orders from each Account.

Pricing and settlement of Fund transactions shall be governed by the following:

(a) Pricing Information. The Series or CRMC, or its designee, will compute the closing net asset value, and any distribution information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for business (a "Business Day") or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant Funds' current prospectuses. The Series or CRMC, or its designee, will use their best efforts to communicate to Hartford (whether through the Fund/SERV system or manually) such information by 6:30 p.m. Eastern Time on each Business Day. Such information shall be accurate and true in all respects and updated continuously.

(b) Pricing Adjustments

       a. In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to Hartford under paragraph 4, (1) the correction will be handled in a manner consistent with SEC guidelines and the Investment Company Act of 1940, as amended and (2) the Series or CRMC, or its designee, shall notify Hartford as soon as practicable after discovering the need for any such adjustment. Notification may be made in the following manner:

       Method of Communication

         (i) Fund/SERV Transactions. The parties agree that they will ordinarily choose to use the National Securities Clearing Corporation's Mutual Fund Settlement, Entry and Registration Verification ("Fund/SERV") system, and if Fund/SERV is used, any corrections to the fund prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct fund prices and applicable date.

         (ii) Manual Transactions. If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/ SERV, any corrections to the fund prices should be communicated by facsimile or by electronic transmission acceptable to CRMC, or its designee, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund's shareholders, the reason for the adjustment. The Series and CRMC agree that Hartford may send this notification or a derivation thereof (so long as such derivation is approved in advance by the Series or CRMC, as applicable) to Contract owners whose accounts are affected by the adjustment.

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       b.  To the extent a price adjustment results in a deficiency or excess to a Contract owner's account, Hartford and CRMC agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. To the extent the price adjustment was due to CRMC's, or its designee's, error, CRMC, or its designee, shall reimburse Contract owner's account. Any administrative costs incurred for correcting Contract owner accounts will be at Hartford's expense.

(c)  Purchases and Redemption Orders; Settlement of Transactions

       a. Fund/SERV Transactions. The parties will ordinarily use the Fund/SERV system, and if used, the following provisions shall apply:

         (i) Without limiting the generality of the following provisions of this section, Hartford and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level then being utilized.

         (ii) Any information transmitted through Networking by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

         (iii) Same Day Trades. On each Business Day, Hartford shall aggregate and calculate the purchase orders and redemption orders for each Account received by Hartford prior to the Close of Trading on each Business Day. Hartford shall communicate to Transfer Agent for that Business Day, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Account received by the Close of Trading such Business Day (the "Trade Date") by the DCC&S Cycle 8 (generally, 6:30 a.m. Eastern time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to the Close of Trading on the Trade Date. All orders received by Hartford after the close of trading on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day, and Hartford represents that orders received by it after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day's net asset value. Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value determined on the Business Day following the Trade Date.

         (iv) When transmitting instructions for the purchase and/or redemption of shares of the Funds, Hartford shall submit one order for all contractholder purchase transactions and one order for all contractholder redemption transactions, unless otherwise agreed to by the Hartford and the Transfer Agent.

                                    3


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    b.  Manual Transactions. Manual transactions via facsimile shall be used by
        Hartford only in the event that Hartford is in receipt of orders for purchase or redemption of shares and is unable to transmit the orders to the Transfer Agent due to unforeseen circumstances such as system wide computer failures experienced by Hartford or the NSCC or other events beyond the Hartford's reasonable control. In the event manual transactions are used, the following provisions shall apply:

         (i) Next Day Transmission of Orders. Hartford will notify the Transfer Agent by 9:00 a.m. Eastern Time, on the next Business Day the aggregate amounts of purchase orders and redemption orders, that were placed by Contract owners in each Account by 4:00 p.m. Eastern time on the prior Business Day (the "Trade Date"). Hartford represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day's net asset value. Transfer Agent may process orders it receives after the 9:00 a.m. deadline using the net asset value next determined.

         (ii) Purchases. All orders received by Hartford by 4:00 p.m. on a Business Day and communicated to the Transfer Agent by 9:00 a.m. deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. Hartford will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern time on the next Business Day following Trade Date.

         (iii) Redemptions. Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds' custodial account to an account designated by the Hartford. Transfer Agent will initiate payment by wire to Hartford or its designee proceeds of such redemptions two Business Days following the Trade Date (T+2).

       c. Contingencies. All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement, Transfer Agent and Hartford shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Such wires for Hartford should be sent to:

            If to HL:                  If to HL&A

            BANK OF AMERICA            BANK OF AMERICA
            100 N. TRYON STREET        100 N. TRYON STREET
            CHARLOTTE, NC 28255        CHARLOTTE, NC 28255
            ACCT. #: 5034-7095         ACCT. #: 5035-3970

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            ROUTING #: 0260-0959-3     ROUTING #: 0260-0959-3
            EXTERNAL COMMENTS:         EXTERNAL COMMENTS:
            FOR THE BENEFIT OF         FOR THE BENEFIT OF
            HLIC SEPARATE ACCOUNT      HLA SEPARATE ACCOUNTS

Such wires for Transfer Agent should be sent to:

        WELLS FARGO BANK
        707 WILSHIRE BLVD. 13TH FLOOR
        LOS ANGELES, CA 90017
        ABA#: 121000248
        AFS ACCOUNT#: 4100060532
        FOR CREDIT TO AFS ACCT. NO. (ACCOUNT NUMBER AND
        FUND) FBO
        HARTFORD [(PRIVATE ACCOUNTS)]

    d. Processing Errors. Processing errors which result from any delay or error caused by Hartford may be adjusted through the NSCC System by Hartford by the necessary transactions on a current basis.

    e. Coding. If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to the Account.

    f. Reconciliation. Hartford shall reconcile share positions with respect to each Fund for each Account as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Account's share positions with respect to each Fund reported by Transfer Agent reconcile with Hartford's share positions for that Account. Hartford shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five business days.

    g. Verification. Within a reasonable period of time after receipt of a confirmation relating to an instruction, Hartford shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

    h. Order Processing. Any order by Hartford for the purchase of shares of the respective Funds through CRMC, or its designee, shall be accepted at the time when it is received by CRMC, or its designee, (or any clearinghouse agency that CRMC, or its designee, may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by CRMC, its designee, or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. CRMC, or its designee, will not accept any order from Hartford that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that CRMC, or its designee, shall forward from time to time. The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three days after the date

                                    5

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          of confirmation, the sale may be cancelled by CRMC, or its designee, or by the respective Funds without any responsibility or liability on the part of CRMC, its designee, or the Funds, and CRMC, its designee, and/or the respective Funds may hold the Hartford responsible for any loss, expense, liability or damage, including loss of profit suffered by CRMC, its designee, and/or the respective Funds, resulting from Hartford's delay or failure to make payment as aforesaid.

       i. Right to Suspend. The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Hartford shall abide by requirements of the Funds' frequent trading policy as described in the Series' prospectus and statement of additional information.

3. The following sentence is added to Section 7: "All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value."

4.   Section 8 shall be deleted in its entirety.

5. The following paragraphs shall be added to the Agreement as Sections 27 and 28:

       27. Books and Records. Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit such authorities reasonable access to its books and records relating to this Agreement upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall maintain and preserve all records relating to this Agreement in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of a party, the other party shall provide copies of all records relating to this Agreement as may be necessary to (a) monitor and review the performance of either party's activities, (b) assist either party in resolving disputes, reconciling records or responding to auditor's inquiries, (c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this provision.

       28. Independent Audit. In the event Transfer Agent determines, based on a review of complaints received in accordance with paragraph 27, above, that Hartford is not processing Contract owner transactions accurately, Transfer Agent reserves the right to require that Hartford's data processing activities as they relate to this Agreement be subject to an audit by an independent accounting firm, at Transfer Agent's expense, to ensure the existence of, and adherence to, proper operational controls. Hartford shall make available upon Transfer Agent's request a copy of any report created by such accounting firm as a result of said audit. Hartford shall immediately notify Transfer Agent in the event of a material breach of operational controls.

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All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

In Witness Whereof, the parties hereto have caused this Amendment No. 6 to the Agreement to be duly executed as of the date first above written.

HARTFORD LIFE INSURANCE              AMERICAN FUNDS INSURANCE
COMPANY                              SERIES (FKA AMERICAN VARIABLE
                                     INSURANCE SERIES)

By its authorized officer,           By its authorized officer,

By:    /s/ Lisa Proch                By:    /s/ Steven I. Koszalka
       ----------------------------         ------------------------------
Name:  Lisa Proch                    Name:  Steven I. Koszalka
Its:   Vice President                Its:   Secretary

HARTFORD LIFE AND ANNUITY            CAPITAL RESEARCH AND
INSURANCE COMPANY                    MANAGEMENT COMPANY

By its authorized officer,           By its authorized officer,

By:    /s/ Lisa Proch                By:    /s/ Michael J. Downer
       ----------------------------         ------------------------------
Name:  Lisa Proch                    Name:  Michael J. Downer
Its:   Vice President                Its:   Senior Vice President and
                                            Secretary

                                     Approved for Signature
                                     by CRMC Legal Dept. [LOGO MCJT]

                                   SCHEDULE A

         ACCOUNTS AND CONTRACTS SUBJECT TO THE PARTICIPATION AGREEMENT

NAME OF SEPARATE ACCOUNT                                   CONTRACTS FUNDED BY SEPARATE ACCOUNT
------------------------------------------------------------------------------------------------------
Separate Account ICMG Series II (December 12,       GVL-93P, IVL-97P
1997)
Separate Account ICMG Series II-C (December 12,     GVL-93P, IVL-97P
1997)
Separate Account ICMG Series II-D (June 7, 1999)    GVL-93P, IVL-97P
Separate Account ICMG Series III-B (February 8,     GVL-93P, IVL-97P
1996)
Separate Account ICMG Series VII (April 1, 1999)    IVL-99P
Separate Account VLI (September 30, 1992)           HL-15486 (00), HL-15471 (99), HL-13865, HL-
                                                    14875, HL-15898 (03), HL-15894 (03)
Separate Account VL II (September 30, 1994)         HL-15441 (98) (NY), HL-14623
Separate Account VL I (June 8, 1995)                LA-1200 (02), LA-1154 (99), LA-1158 (00), ILA-
                                                    1098, ILA-1007, LA-1155 (99),
                                                    LA-1238 (03), LA-1240 (03)
Separate Account VL II (September 30, 1994)         LA-1151 (98), ILA-1020
Separate Account One (May 20, 1991)                 VA03, VA99, ASHARE03, ASHARE98,
                                                    NCDSC98, NCDSC03, VAXC99, VAXC03
Separate Account Two (June 2, 1986)                 HV-1442-0,HV-1499-0
Separate Account Three HL (June 22, 1994)           HL-VA03
Separate Account Three HLA (June 22, 1994)          LA-VA03
Separate Account Seven HL (December 8, 1996)        HL-VA03
Separate Account Seven HLA (April 1, 1999)          LA-VA03
ICMG Registered Variable Life Sep. Account A        HL-GVL95(P)NY
(April 14, 1998)
ICMG Registered Variable Life Sep. Account One      GVL95(P)
(October 9, 1995)

                                    8


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[LOGO]
CAPITAL RESEARCH AND MANAGEMENT(SM)

                                        CAPITAL RESEARCH
                                        AND MANAGEMENT COMPANY
                                        333 South Hope Street
                                        Los Angeles, California 90071-1406

February 7, 2013

The Hartford
2000 Hopmeadow Street
LawDrpt. B1-E
Simsbury, CT 06089
Attention: James Bronsdon

Dear Mr. Bronsdon,

Enclosed is one executed original American Funds FPA Amendment No. 6 for your records.

If you have any questions please contact Michael Triessl at (213) 615-4024.

Sincerely,

/s/ Kathy Grogan
----------------------------------------
Kathy Grogan
Assistant to Michael Triessl

THE CAPITAL GROUP COMPANIES

American Funds      Capital Research and Management      Capital
International      Capital Guardian      Capital Bank and Trust